                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

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               NOTIFICATION OF LATE FILING                SEC FILE NUMBER
                                                          333-112603
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                                                          CUSIP NUMBER
                                                          149353104
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(CHECK ONE):  |_| Form 10-K   |_| Form 20-F   |_| Form 11-K   |X| Form 10-Q
              |_| Form 10D    |_| Form N-SAR  |_| Form N-CSR
              For Period Ended:  JUNE 30, 2007

|_| Transition Report on Form 10-K
|_| Transition Report on Form 20-F
|_| Transition Report on Form 11-K
|_| Transition Report on Form 10-Q
|_| Transition Report on Form N-SAR
For the Transition Period Ended: ___________________

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  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.
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    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

CATSKILL LITIGATION TRUST
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Full Name of Registrant

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Former Name if Applicable
C/O CHRISTIANA BANK & TRUST COMPANY, 1314 KING STREET
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Address of Principal Executive Office (STREET AND NUMBER)
WILMINGTON, DELAWARE 19801
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

              (a)   The reasons  described in  reasonable  detail in Part III of this  form  could  not be  eliminated  without  unreasonable effort or expense;

              (b)   The subject annual report, semi-annual report, transition
                    report on Form 10-K, Form 20-F, 11-K, Form N-SAR or Form
                    N-CSR, or portion thereof, will be filed on or before the
|X|                 fifteenth calendar day following the prescribed due date;
                    or the subject quarterly report or transition report on
                    Form 10-Q or subject distribution report on Form 10-D, or
                    portion thereof, will be filed on or before the fifth
                    calendar day following the prescribed due date; and

              (c)   The accountant's statement or other exhibit required by Rule
                    12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable  detail the reasons why Forms 10-K,  20-F, 11-K, 10-Q,
10-D,  N-SAR,  N-CSR or the transition  report or portion thereof,  could not be filed within the prescribed time period.

THE REGISTRANT WAS UNABLE TO FILE THE FORM 10-QSB FOR THE QUARTER ENDED JUNE 30,
2007 (THE "REPORT")  WITHOUT  UNREASONABLE  EFFORT OR EXPENSE DUE TO THE RELATED
DELAYS  IN  GATHERING   INFORMATION  FOR  INCLUSION  IN  THE  REPORT  ASSOCIATED
THEREWITH.

                         (ATTACH EXTRA SHEETS IF NEEDED)

PART IV-- OTHER INFORMATION

(1)  Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification

JOSEPH E. BERNSTEIN                    917                     365-3651
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     (Name)                        (Area Code)            (Telephone Number)

(2) Have all other  periodic  reports  required under Section 13 or 15(d) of the
Securities  Exchange Act of 1934 or Section 30 of the Investment  Company Act of
1940  during  the  preceding  12  months  or for such  shorter  period  that the registrant  was  required to file such  report(s)  been filed?  If answer is no,
identify report(s). |X| Yes   |_| No

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(3) Is it anticipated that any significant  change in results of operations from the  corresponding  period for the last  fiscal  year will be  reflected  by the earnings statements to be included in the subject report or portion thereof?
|_| Yes   |X| No

If so, attach an explanation of the  anticipated  change,  both  narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
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                           CATSKILL LITIGATION TRUST
                  Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date      August 14, 2007           By         /s/ Joseph E. Bernstein
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